Exhibit 99.1

News Release

Media Contact:	Ron Rogers	Investor Contact:	Carol Ferguson
	(908) 423-6449		(908) 423-4465

Thomas E. Shenk To Retire From Merck’s Board of Directors

WHITEHOUSE STATION, N.J., Feb. 8, 2012 – Merck (NYSE:MRK), known as MSD outside the United States and Canada, announced today that Thomas E. Shenk, Ph.D., has decided to retire from its board of directors, effective today. Dr. Shenk is leaving the board to focus on the new company he is forming to commercialize discoveries made in his Princeton University laboratory in the area of antiviral therapeutics.

Dr. Shenk has been Elkins Professor in the Department of Molecular Biology at Princeton University since 1984. He served as the department’s chairman from 1996 to 2004. Dr. Shenk joined Merck’s board in 2001.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

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